UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Fulton Financial Corporation

(Exact name of registrant as specified in its charter)

PA	23-2195389
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Penn Square Lancaster, PA	17602
(Address of principal executive offices)	(ZIP Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Depositary Shares Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-249588

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the general terms and provisions of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), of Fulton Financial Corporation (the “Corporation”) as well as the description of the Corporation’s depositary shares to be registered hereunder (the “Depositary Shares”), each representing a 1/40th interest in a share of the Series A Preferred Stock, is incorporated herein by reference to the descriptions included under the captions “Description of the Series A Preferred Stock” and “Description of the Depositary Shares,” respectively, in the Prospectus Supplement, dated as of October 22, 2020, as filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus, dated as of October 21, 2020, included in the Corporation’s Registration Statement on Form S-3 (File No. 333-249588), as filed with the Commission on October 21, 2020.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Commission and will be incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation, as amended and restated, of Fulton Financial Corporation (incorporated by reference to Exhibit 3.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated June 24, 2011).

3.2	Statement with Respect to Shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A of Fulton Financial Corporation, dated October 23, 2020, filed with the Pennsylvania Department of State (incorporated by reference to Exhibit 3.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated October 29, 2020).

3.3	Bylaws, as amended and restated, of Fulton Financial Corporation (incorporated by reference to Exhibit 3.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated May 21, 2020).

4.1	Deposit Agreement, dated October 29, 2020, among Fulton Financial Corporation, Equiniti Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated October 29, 2020).

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Fulton Financial Corporation

Date: October 30, 2020	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer Senior Executive Vice President and Chief Legal Officer